INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Prestige Brands Holdings, Inc.

Audited Financial Statements

March 31, 2010

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
Prestige Brands Holdings, Inc.

In our opinion, the accompanying consolidated balance sheets and related consolidated statements of operations, of stockholders equity and comprehensive income and of cash flows present fairly, in all material respects, the financial position of Prestige Brands Holdings, Inc. and its subsidiaries at March 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2010 in conformity with accounting principles generally accepted in the United States of America.  In addition, in our opinion, the financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of March 31, 2010, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  The Company's management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management's Annual Report on Internal Control over Financial Reporting appearing under Item 9A of the Company's 2010 Annual Report on Form 10-K.  Our responsibility is to express opinions on these financial statements and on the Company's internal control over financial reporting based on our integrated audits.  We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects.  Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk.  Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP
Salt Lake City, Utah

June 11, 2010, except with respect to our opinion on the consolidated financial statements insofar as it relates to the Condensed Consolidating Financial Information (Note 20), as to which the date is August 2, 2010.

Prestige Brands Holdings, Inc.
Consolidated Statements of Operations

	Year Ended March 31,
(In thousands, except per share data)	2010	2009	2008
Revenues
Net sales	$296,922	$300,937	$313,125
Other revenues	5,101	2,210	1,982
Total revenues	302,023	303,147	315,107

Cost of Sales
Cost of sales (exclusive of depreciation shown below)	144,587	144,196	151,811
Gross profit	157,436	158,951	163,296

Operating Expenses
Advertising and promotion	31,236	37,777	34,243
General and administrative	34,195	31,888	31,414
Depreciation and amortization	10,552	9,423	9,219
Impairment of goodwill and intangible assets	2,751	249,285	—
Total operating expenses	78,734	328,373	74,876

Operating income (loss)	78,702	(169,422)	88,420

Other (income) expense
Interest income	(1)	(143)	(675)
Interest expense	22,936	28,579	38,068
Loss on extinguishment of debt	2,656	—	—
Miscellaneous	—	—	(187)
Total other (income) expense	25,591	28,436	37,206

Income (loss) from continuing operations before income taxes	53,111	(197,858)	51,214

Provision (benefit) for income taxes	21,849	(9,905)	19,168
Income (loss) from continuing operations	31,262	(187,953)	32,046

Discontinued Operations
Income from discontinued operations, net of income tax	696	1,177	1,873
Gain on sale of discontinued operations, net of income tax	157	—	—
Net income (loss)	$32,115	$(186,776)	$33,919

Basic earnings (loss) per share
Income (loss) from continuing operations	$0.63	$(3.76)	$0.64
Net Income (Loss)	$0.64	$(3.74)	$0.68

Diluted earnings (loss) per share
Income (loss) from continuing operations	$0.62	$(3.76)	$0.64
Net Income (Loss)	$0.64	$(3.74)	$0.68

Weighted average shares outstanding:
Basic	50,013	49,935	49,751
Diluted	50,085	49,935	50,039

See accompanying notes.

Prestige Brands Holdings, Inc.
Consolidated Balance Sheets

(In thousands)	March 31,
	2010	2009
Assets
Current assets
Cash and cash equivalents	$41,097	$35,181
Accounts receivable	30,621	36,025
Inventories	29,162	25,939
Deferred income tax assets	6,353	4,022
Prepaid expenses and other current assets	4,917	1,358
Current assets of discontinued operations	—	1,038
Total current assets	112,150	103,563

Property and equipment	1,396	1,367
Goodwill	111,489	114,240
Intangible assets	559,229	569,137
Other long-term assets	7,148	4,602
Long-term assets of discontinued operations	—	8,472

Total Assets	$791,412	$801,381

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$12,771	$15,898
Accrued interest payable	1,561	5,371
Other accrued liabilities	11,733	9,407
Current portion of long-term debt	29,587	3,550
Total current liabilities	55,652	34,226

Long-term debt
Principal amount	298,500	374,787
Less unamortized discount	(3,943)	—
Long-term debt, net of unamortized discount	294,557	374,787

Deferred income tax liabilities	112,144	97,983

Total Liabilities	462,353	506,996

Commitments and Contingencies – Note 16

Stockholders’ Equity
Preferred stock - $0.01 par value
Authorized – 5,000 shares
Issued and outstanding – None
Common stock - $0.01 par value
Authorized – 250,000 shares
Issued – 50,154 shares at March 31, 2010 and 50,060 at March 31, 2009	502	501
Additional paid-in capital	384,027	382,803
Treasury stock, at cost – 124 shares at March 31, 2010 and 2009, respectively	(63)	(63)
Accumulated other comprehensive income (loss)	—	(1,334)
Retained earnings (accumulated deficit)	(55,407)	(87,522)
Total Stockholders’ Equity	329,059	294,385

Total Liabilities and Stockholders’ Equity	$791,412	$801,381
See accompanying notes.

Prestige Brands Holdings, Inc.
Consolidated Statement of Changes in Stockholders’
Equity and Comprehensive Income

	Common Stock		Additional			Accumulated Other
		Par	Paid-in	Treasury Stock		Comprehensive	Retained
	Shares	Value	Capital	Shares	Amount	Income	Earnings	Totals
(In thousands)
Balances at March 31, 2007	50,060	$501	$379,225	55	$(40)	$313	$65,335	$445,334

Stock-based compensation	—	—	1,139	—	—	—	—	1,139

Purchase of common stock for treasury	—	—	—	4	(7)	—	—	(7)

Components of comprehensive income

Net income	—	—	—	—	—	—	33,919	33,919

Amortization of interest rate caps reclassified into earnings, net of income tax expense of $228	—	—	—	—	—	373	—	373

Unrealized loss on interest rate caps, net of income tax benefit of $458	—	—	—	—	—	(738)	—	(738)

Unrealized loss on interest rate swap, net of income tax benefit of $580	—	—	—	—	—	(947)	—	(947)

Total comprehensive income	—	—	—	—	—	—	—	32,607

Balances at March 31, 2008	50,060	$501	$380,364	59	$(47)	$(999)	$99,254	$479,073

Stock-based compensation	—	—	2,439	—	—	—	—	2,439

Purchase of common stock for treasury	—	—	—	65	(16)	—	—	(16)

Components of comprehensive income

Net income	—	—	—	—	—	—	(186,776)	(186,776)

Amortization of interest rate caps reclassified into earnings, net of income tax expense of $32	—	—	—	—	—	53	—	53

Unrealized loss on interest rate caps, net of income tax benefit of $238	—	—	—	—	—	(388)	—	(388)

Total comprehensive income	—	—	—	—	—	—	—	(187,111)

Balances at March 31, 2009	50,060	$501	$382,803	124	$(63)	$(1,334)	$(87,522)	$294,385

See accompanying notes.

Prestige Brands Holdings, Inc.
Consolidated Statement of Changes in Stockholders’
Equity and Comprehensive Income

						Accumulated
	Common Stock		Additional			Other
		Par	Paid-in	Treasury Stock		Comprehensive	Retained
	Shares	Value	Capital	Shares	Amount	Income	Earnings	Totals

Balances at March 31, 2009	50,060	$501	$382,803	124	$(63)	$(1,334)	$(87,522)	$294,385

Stock-based compensation	94	1	1,224	—	—	—	—	1,225

Components of comprehensive income
Net Income	—	—	—	—	—	—	32,115	32,115
Amortization of interest rate caps reclassified into earnings, net of income tax expense of $818	—	—	—	—	—	1,334	—	1,334
Total comprehensive income	—	—	—	—	—	—	—	33,449

Balances at March 31, 2010	50,154	$502	$384,027	124	$(63)	$—	$(55,407)	$329,059

See accompanying notes.

Prestige Brands Holdings, Inc.
Consolidated Statements of Cash Flows

	Year Ended March 31,
	2010	2009	2008
(In thousands)
Operating Activities
Net income (loss)	$32,115	$(186,776)	$33,919
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	11,450	11,219	11,014
Gain on sale of discontinued operations	(253)	—	—
Deferred income taxes	11,012	(19,955)	10,096
Amortization of deferred financing costs	1,926	2,233	3,007
Impairment of goodwill and intangible assets	2,751	249,590	—
Stock-based compensation costs	2,085	2,439	1,139
Loss on extinguishment of debt	2,166	—	—
Changes in operating assets and liabilities, net of effects of purchases of businesses
Accounts receivable	6,404	8,193	(9,052)
Inventories	(3,351)	2,719	477
Prepaid expenses and other current assets	(3,559)	458	(381)
Accounts payable	(3,127)	(2,265)	(975)
Accrued liabilities	(192)	(1,176)	(4,255)
Net cash provided by operating activities	59,427	66,679	44,989

Investing Activities
Purchases of equipment	(673)	(481)	(488)
Proceeds from sale of discontinued operations	7,993	—	—
Purchases of intangible assets	—	—	(33)
Business acquisition purchase price adjustments	—	(4,191)	(16)
Net cash provided by (used for) investing activities	7,320	(4,672)	(537)

Financing Activities
Proceeds from issuance of debt	296,046	—	—
Payment of deferred financing costs	(6,627)	—	—
Repayment of long-term debt	(350,250)	(32,888)	(52,125)
Purchase of common stock for treasury	—	(16)	(7)
Net cash used for financing activities	(60,831)	(32,904)	(52,132)

Increase (decrease) in cash	5,916	29,103	(7,680)
Cash - beginning of year	35,181	6,078	13,758

Cash - end of year	$41,097	$35,181	$6,078

Interest paid	$24,820	$26,745	$36,840
Income taxes paid	$15,494	$9,844	$9,490
See accompanying notes.

Prestige Brands Holdings, Inc.
Notes to Consolidated Financial Statements

1.      Business and Basis of Presentation

Nature of Business
Prestige Brands Holdings, Inc. (referred to herein as the “Company” which reference shall, unless the context requires otherwise, be deemed to refer to Prestige Brands Holdings, Inc. and all of its direct or indirect wholly-owned subsidiaries on a consolidated basis) is engaged in the marketing, sales and distribution of over-the-counter healthcare, personal care and household cleaning brands to mass merchandisers, drug stores, supermarkets, club and dollar stores primarily in the United States, Canada and certain other international markets.  Prestige Brands Holdings, Inc. is a holding company with no assets or operations and is also the parent guarantor of the senior credit facility and the senior notes more fully described in Note 10 to the consolidated financial statements.

Basis of Presentation
The Company’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States.  All significant intercompany transactions and balances have been eliminated in consolidation.  The Company’s fiscal year ends on March 31st of each year.  References in these consolidated financial statements or notes to a year (e.g., “2010”) mean the Company’s fiscal year ended on March 31st of that year.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period.  Although these estimates are based on the Company’s knowledge of current events and actions that the Company may undertake in the future, actual results could differ from those estimates.  As discussed below, the Company’s most significant estimates include those made in connection with the valuation of intangible assets, sales returns and allowances, trade promotional allowances and inventory obsolescence.

Cash and Cash Equivalents
The Company considers all short-term deposits and investments with original maturities of three months or less to be cash equivalents.  Substantially all of the Company’s cash is held by a large regional bank with headquarters in California.  The Company does not believe that, as a result of this concentration, it is subject to any unusual financial risk beyond the normal risk associated with commercial banking relationships.

Accounts Receivable
The Company extends non-interest-bearing trade credit to its customers in the ordinary course of business.  The Company maintains an allowance for doubtful accounts receivable based upon historical collection experience and expected collectability of the accounts receivable.  In an effort to reduce credit risk, the Company (i) has established credit limits for all of its customer relationships, (ii) performs ongoing credit evaluations of customers’ financial condition, (iii) monitors the payment history and aging of customers’ receivables, and (iv) monitors open orders against an individual customer’s outstanding receivable balance.

Inventories
Inventories are stated at the lower of cost or fair value, where cost is determined by using the first-in, first-out method.  The Company provides an allowance for slow moving and obsolete inventory, whereby it reduces inventories for the diminution of value, resulting from product obsolescence, damage or other issues affecting marketability, equal to the difference between the cost of the inventory and its estimated market value.  Factors utilized in the determination of estimated market value include (i) current sales data and historical return rates, (ii) estimates of future demand, (iii) competitive pricing pressures, (iv) new product introductions, (v) product expiration dates, and (vi) component and packaging obsolescence.

Property and Equipment
Property and equipment are stated at cost and are depreciated using the straight-line method based on the following estimated useful lives:

Years
Machinery	5
Computer equipment	3
Furniture and fixtures	7

Leasehold improvements are amortized over the lesser of the term of the lease or 5 years.

Expenditures for maintenance and repairs are charged to expense as incurred.  When an asset is sold or otherwise disposed of, the cost and associated accumulated depreciation are removed from the accounts and the resulting gain or loss is recognized in the consolidated statement of operations.

Property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable.  An impairment loss is recognized if the carrying amount of the asset exceeds its fair value.

Goodwill
The excess of the purchase price over the fair market value of assets acquired and liabilities assumed in purchase business combinations is classified as goodwill.  The Company does not amortize goodwill, but performs impairment tests of the carrying value at least annually in the fourth fiscal quarter of each year.  The Company tests goodwill for impairment at the reporting unit “brand” level which is one level below the operating segment level.

Intangible Assets
Intangible assets, which are composed primarily of trademarks, are stated at cost less accumulated amortization.  For intangible assets with finite lives, amortization is computed on the straight-line method over estimated useful lives ranging from 3 to 30 years.

Indefinite-lived intangible assets are tested for impairment at least annually in the fourth fiscal quarter; however, at each reporting period an evaluation is made to determine whether events and circumstances continue to support an indefinite useful life.  Intangible assets with finite lives are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amounts exceed their fair values and may not be recoverable.  An impairment loss is recognized if the carrying amount of the asset exceeds its fair value.

Deferred Financing Costs
The Company has incurred debt origination costs in connection with the issuance of long-term debt.  These costs are capitalized as deferred financing costs and amortized using the straight-line method, which approximates the effective interest method, over the term of the related debt.

Revenue Recognition
Revenues are recognized when the following criteria are met: (i) persuasive evidence of an arrangement exists; (ii) the selling price is fixed or determinable; (iii) the product has been shipped and the customer takes ownership and assumes the risk of loss; and (iv) collection of the resulting receivable is reasonably assured.  The Company has determined that these criteria are met and the transfer of the risk of loss generally occurs when product is received by the customer and, accordingly, recognizes revenue at that time.  Provision is made for estimated discounts related to customer payment terms and estimated product returns at the time of sale based on the Company’s historical experience.

As is customary in the consumer products industry, the Company participates in the promotional programs of its customers to enhance the sale of its products.  The cost of these promotional programs varies based on the actual number of units sold during a finite period of time.  These promotional programs consist of direct-to-consumer incentives such as coupons and temporary price reductions, as well as incentives to the Company’s customers, such as slotting fees and cooperative advertising.  Estimates of the costs of these promotional programs are based on (i) historical sales experience, (ii) the current offering, (iii) forecasted data, (iv) current market conditions, and (v) communication with customer purchasing/marketing personnel.  At the completion of the promotional program, the estimated amounts are adjusted to actual results.

Due to the nature of the consumer products industry, the Company is required to estimate future product returns.  Accordingly, the Company records an estimate of product returns concurrent with recording sales which is made after analyzing (i) historical return rates, (ii) current economic trends, (iii) changes in customer demand, (iv) product acceptance, (v) seasonality of the Company’s product offerings, and (vi) the impact of changes in product formulation, packaging and advertising.

Cost of Sales
Cost of sales includes product costs, warehousing costs, inbound and outbound shipping costs, and handling and storage costs.  Shipping, warehousing and handling costs were $21.4 million for 2010, $22.5 million for 2009 and $23.2 for 2008.

Advertising and Promotion Costs
Advertising and promotion costs are expensed as incurred.  Slotting fees associated with products are recognized as a reduction of sales.  Under slotting arrangements, the retailers allow the Company’s products to be placed on the stores’ shelves in exchange for such fees.

Stock-based Compensation
The Company recognizes stock-based compensation by measuring the cost of services to be rendered based on the grant-date fair value of the equity award.  Compensation expense is to be recognized over the period an employee is required to provide service in exchange for the award, generally referred to as the requisite service period.

Income Taxes
Deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.  A valuation allowance is established when necessary to reduce deferred tax assets to the amounts expected to be realized.

The Taxes Topic of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) prescribes a recognition threshold and measurement attributes for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  As a result, the Company has applied a more-likely-than-not recognition threshold for all tax uncertainties.  The guidance only allows the recognition of those tax benefits that have a greater than 50% likelihood of being sustained upon examination by the various taxing authorities.

The Company is subject to taxation in the United States and various state and foreign jurisdictions.

The Company classifies penalties and interest related to unrecognized tax benefits as income tax expense in the Statements of Operations.

Derivative Instruments
Companies are required to recognize derivative instruments as either assets or liabilities in the consolidated Balance Sheets at fair value.  The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, further, on the type of hedging relationship.  For those derivative instruments that are designated and qualify as hedging instruments, a company must designate the hedging instrument, based upon the exposure being hedged, as a fair value hedge, a cash flow hedge or a hedge of a net investment in a foreign operation.

The Company has designated its derivative financial instruments as cash flow hedges because they hedge exposure to variability in expected future cash flows that are attributable to interest rate risk.  For these hedges, the effective portion of the gain or loss on the derivative instrument is reported as a component of other comprehensive income (loss) and reclassified into earnings in the same line item (principally interest expense) associated with the forecasted transaction in the same period or periods during which the hedged transaction affects earnings.  Any ineffective portion of the gain or loss on the derivative instruments is recorded in results of operations immediately.  Cash flows from these instruments are classified as operating activities.

Earnings Per Share
Basic earnings per share is calculated based on income available to common stockholders and the weighted-average number of shares outstanding during the reporting period.  Diluted earnings per share is calculated based on income available to common stockholders and the weighted-average number of common and potential common shares outstanding during the reporting period.  Potential common shares, composed of the incremental common shares issuable upon the exercise of stock options, stock appreciation rights and unvested restricted shares, are included in the earnings per share calculation to the extent that they are dilutive.

Reclassifications
Certain prior period financial statement amounts have been reclassified to conform to the current period presentation.

Recently Issued Accounting Standards
In April 2010, the FASB issued authoritative guidance to provide clarification regarding the classification requirements of a share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity’s equity securities trade. The guidance states that such an award should not be considered to contain a market, performance, or service condition and should not be classified as a liability if it otherwise qualifies as an equity classification. This guidance is effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years.  The Company does not expect this guidance to have a material impact on its consolidated financial statements.

In May 2009, the FASB issued guidance regarding subsequent events, which was subsequently updated in February 2010. This guidance established general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued.  In particular, this guidance set forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. This guidance was effective for financial statements issued for fiscal years and interim periods ending after June 15, 2009, and was therefore adopted by the Company for the second quarter 2009 reporting.  The adoption did not have a significant impact on the subsequent events that the Company reports, either through recognition or disclosure, in the consolidated financial statements.  In February 2010, the FASB amended its guidance on subsequent events to remove the requirement to disclose the date through which an entity has evaluated subsequent events, alleviating conflicts with current SEC guidance.  This amendment was effective immediately and the Company therefore removed the disclosure in this Annual Report.

In January 2010, the FASB issued authoritative guidance requiring new disclosures and clarifying some existing disclosure requirements about fair value measurement.  Under the new guidance, a reporting entity should (a) disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers, and (b) present separately information about purchases, sales, issuances, and settlements in the reconciliation for fair value measurements using significant unobservable inputs.  This guidance is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements.  Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years.  The new guidance requires only enhanced disclosures and the Company does not expect this guidance to have a material impact on its consolidated financial statements.

In August 2009, the FASB issued authoritative guidance to provide clarification on measuring liabilities at fair value when a quoted price in an active market is not available.  In these circumstances, a valuation technique should be applied that uses either the quote of the liability when traded as an asset, the quoted prices for similar liabilities or similar liabilities when traded as assets, or another valuation technique consistent with existing fair value measurement guidance, such as an income approach or a market approach.  The new guidance also clarifies that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability.  This guidance became effective beginning with the third quarter of the Company’s 2010 fiscal year; however, the adoption of the new guidance did not have a material impact on the Company’s financial position, results from operations or cash flows.

In June 2009, the FASB issued authoritative guidance to eliminate the exception to consolidate a qualifying special-purpose entity, change the approach to determining the primary beneficiary of a variable interest entity and require companies to more frequently re-assess whether they must consolidate variable interest entities.  Under the new guidance, the primary beneficiary of a variable interest entity is identified qualitatively as the enterprise that has both (a) the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance, and (b) the obligation to absorb losses of the entity that could potentially be significant to the variable interest entity or the right to receive benefits from the entity that could potentially be significant to the variable interest entity.  This guidance becomes effective for the Company’s fiscal 2011 year-end and interim reporting periods.  The Company does not expect this guidance to have a material impact on its consolidated financial statements.

In June 2009, the FASB established the FASB ASC as the source of authoritative accounting principles recognized by the FASB to be applied in the preparation of financial statements in conformity with generally accepted accounting principles.  The new guidance explicitly recognizes rules and interpretive releases of the SEC under federal securities laws as authoritative GAAP for SEC registrants.  The new guidance became effective for our financial statements issued for the three and six month periods ending on September 30, 2009.

The Derivatives and Hedging Topic of the FASB ASC was amended to require a company with derivative instruments to disclose information to enable users of the financial statements to understand (i) how and why the company uses derivative instruments, (ii) how derivative instruments and related hedged items are accounted for, and (iii) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows.  Accordingly, the Derivatives and Hedging Topic now requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements.  The amendments to the Derivatives and Hedging Topic were effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008.  The implementation of the Derivatives and Hedging guidance required enhanced disclosures of derivative instruments and the Company’s hedging activities and did not have any impact on the Company’s financial position, results from operations or cash flows.

Management has reviewed and continues to monitor the actions of the various financial and regulatory reporting agencies and is currently not aware of any other pronouncement that could have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

2. Discontinued Operations and Sale of Certain of Assets

In October 2009, the Company sold certain assets related to the shampoo brands previously included in its Personal Care products segment to an unrelated third party.  In accordance with the Discontinued Operations Topic of the ASC, the Company reclassified the related assets as held for sale in the consolidated balance sheets as of March 31, 2009 and reclassified the related operating results as discontinued in the consolidated financial statements and related notes for all periods presented.  The Company recognized a gain of $253,000 on a pre-tax basis and $157,000 net of tax effects on the sale in the quarter ended December 31, 2009.

The following table presents the assets related to the discontinued operations as of March 31, 2009 (in thousands):

Inventory	$1,038
Intangible assets	8,472

Total assets held for sale	$9,510

The following table summarizes the results of discontinued operations (in thousands):

	Year Ended March 31,
	2010	2009	2008
Components of Income
Revenues	$5,053	$9,568	$11,496
Income before income taxes	1,121	1,896	2,994

The total sale price for the assets was $9 million, with $8 million received upon closing, and the remaining $1 million to be received on the first anniversary of the closing.

3.      Acquisition of Businesses

Acquisition of Wartner USA B.V.
On September 21, 2006, the Company completed the acquisition of the ownership interests of Wartner USA B.V., the owner of the Wartner brand of over-the-counter wart treatment products.  The Company expects that the Wartner brand, which is the #3 brand in the United States over-the-counter wart treatment category, along with the acquired technology, will continue to enhance the Company’s leadership in the category.  Additionally, the Company believes that the brand will continue to benefit from a targeted advertising and marketing program, as well as the Company’s business model of outsourcing manufacturing and the elimination of redundant operations.  The results from operations of the Wartner brand have been included within the Company’s consolidated financial statements as a component of the Over-the-Counter Healthcare segment commencing September 21, 2006.

The purchase price of the ownership interests was approximately $31.2 million, including fees and expenses of the acquisition of $216,000 and the assumption of approximately $5.0 million of contingent payments, with an originally estimated fair value of $3.8 million, owed to the former owner of Wartner through 2011.  The Company funded the cash acquisition price from operating cash flows.  During 2009, the Company paid the former owner $4.0 million in full satisfaction of all obligations due to such former owner.

The following table summarizes the fair values of the assets acquired and the liabilities assumed at the date of acquisition.

(In thousands)
Inventory	$769
Intangible assets	29,600
Goodwill	11,746
Accrued liabilities	(3,854)
Deferred tax liabilities	(7,000)

$31,261

The amount allocated to intangible assets of $29.6 million includes $17.8 million related to the Wartner brand trademark which the Company estimates to have a useful life of 20 years, as well as $11.8 million related to a patent estimated to have a useful life of 14 years.  Goodwill resulting from this transaction was $11.7 million, inclusive of a deferred income tax liability recorded for the difference between the assigned values of assets acquired and liabilities assumed, and their respective taxes bases.  It is estimated that of such amount, approximately $4.7 million will be deductible for income tax purposes.

4.      Accounts Receivable

Accounts receivable consist of the following (in thousands):
	March 31,
	2010	2009

Trade accounts receivable	$35,527	$37,521
Other receivables	1,588	1,081
	37,115	38,602
Less allowances for discounts, returns and uncollectible accounts	(6,494)	(2,577)

	$30,621	$36,025

5.      Inventories

Inventories consist of the following (in thousands):
	March 31,
	2010	2009

Packaging and raw materials	$2,037	$1,955
Finished goods	27,125	23,984

	$29,162	$25,939

Inventories are shown net of allowances for obsolete and slow moving inventory of $2.0 million and $1.4 million at March 31, 2010 and 2009, respectively.

6.      Property and Equipment

Property and equipment consist of the following (in thousands):
	March 31,
	2010	2009

Machinery	$1,620	$1,556
Computer equipment	1,570	1,021
Furniture and fixtures	239	239
Leasehold improvements	418	357
	3,847	3,173

Accumulated depreciation	(2,451)	(1,806)

	$1,396	$1,367

The Company recorded depreciation expense of $645,000, $548,000, $507,000 for 2010, 2009 and 2008, respectively.

7.      Goodwill

A reconciliation of the activity affecting goodwill by operating segment is as follows (in thousands):

	Over-the- Counter	Household	Personal
	Healthcare	Cleaning	Care	Consolidated

Balance – March 31, 2008
Goodwill	$235,789	$72,549	$4,643	$312,981
Accumulated purchase price adjustments	(2,174)	—	—	(2,174)
Accumulated impairment losses	—	—	(1,892)	(1,892)
	233,615	72,549	2,751	308,915

2009 purchase price adjustments	(3,988)	—	—	(3,988)
2009 impairments	(125,527)	(65,160)	—	(190,687)

Balance – March 31, 2009
Goodwill	235,789	72,549	4,643	312,981
Accumulated purchase price adjustments	(6,162)	—	—	(6,162)
Accumulated impairment losses	(125,527)	(65,160)	(1,892)	(192,579)
	104,100	7,389	2,751	114,240

2010 impairments	—	—	(2,751)	(2,751)

Balance – March 31, 2010
Goodwill	$235,789	72,549	4,643	312,981
Accumulated purchase price adjustments	(6,162)	—	—	(6,162)
Accumulated impairment losses	(125,527)	(65,160)	(4,643)	(195,330)
	104,100	7,389	—	111,489

At March 31, 2010, in conjunction with the annual test for goodwill impairment, the Company recorded an impairment charge of $2.8 million to adjust the carrying amounts of goodwill related to one reporting unit within the Personal Care segment to its fair value, as determined by use of a discounted cash flow methodology.  The impairment was a result of distribution losses and increased competition from private label store brands.

At March 31, 2009, in conjunction with the annual test for goodwill impairment, the Company recorded an impairment charge aggregating $190.7 million to adjust the carrying amounts of goodwill related to several reporting units within the Over-the-Counter Healthcare and Household Cleaning segments to their fair values as determined by use of a discounted cash flow methodology.  These charges were a consequence of the challenging economic environment experienced in 2009, the dislocation of the debt and equity markets, and contracting consumer demand for the Company’s product offerings.

The discounted cash flow methodology is a widely-accepted valuation technique utilized by market participants in the transaction evaluation process and has been applied consistently.  However, we did consider the Company’s market capitalization at March 31, 2010 and 2009, as compared to the aggregate fair values of our reporting units to assess the reasonableness of our estimates pursuant to the discounted cash flow methodology.    Although the impairment charges represent management’s best estimate, the estimates and assumptions made in assessing the fair value of the Company’s reporting units and the valuation of the underlying assets and liabilities are inherently subject to significant uncertainties.  Consequently, changing rates of interest and inflation, declining sales or margins, increases in competition, changing consumer preferences, technical advances or reductions in advertising and promotion may require additional impairments in the future.

8.      Intangible Assets

A reconciliation of the activity affecting intangible assets is as follows (in thousands):

	Year Ended March 31, 2010
	Indefinite Lived	Finite Lived	Non Compete
	Trademarks	Trademarks	Agreement	Totals
Carrying Amounts
Balance – March 31, 2009	$500,176	$106,159	$158	$606,493

Reclassifications	(45,605)	45,605	—	—
Additions
Deletions	—	(500)	—	(500)
Impairments	—	—	—	—

Balance – March 31, 2010	$454,571	$151,264	$158	$605,993

Accumulated Amortization
Balance – March 31, 2009	$—	$37,214	$142	$37,356

Additions	—	9,725	16	9,741
Deletions	—	(333)	—	(333)

Balance – March 31, 2010	$—	$46,606	$158	$46,764

Intangibles, net – March 31, 2010	$454,571	$104,658	$—	$559,229

	Year Ended March 31, 2009
	Indefinite Lived	Finite Lived	Non Compete
	Trademarks	Trademarks	Agreement	Totals
Carrying Amounts
Balance – March 31, 2008	$544,963	$119,470	$196	$664,629

Additions	—	500	—	500
Deletions	—	—	(38)	(38)
Impairments	(44,787)	(13,811)	—	(58,598)

Balance – March 31, 2009	$500,176	$106,159	$158	$606,493

Accumulated Amortization
Balance – March 31, 2008	$—	$28,377	$141	$28,518
Additions		8,837	39	8,876
Deletions	—	—	(38)	(38)

Balance – March 31, 2009	$—	$37,214	$142	$37,356

Intangibles, net – March 31, 2009	$500,176	$68,945	$16	$569,137

In a manner similar to goodwill, the Company completed a test for impairment of its intangible assets during the fourth quarter of 2010.  Accordingly, the Company recorded no impairment charge as facts and circumstances indicated that the fair values of the intangible assets for such segments exceeded their carrying values.

In a manner similar to goodwill, the Company completed a test for impairment of its intangible assets during the fourth quarter of 2009.  Accordingly, the Company recorded an impairment charge aggregating $58.6 million to the Over-the-Counter Healthcare and Household Cleaning segments as facts and circumstances indicated that the carrying values of the intangible assets for such segments exceeded their fair values and may not be recoverable.

The economic events experienced during the fiscal year ended March 31, 2009, as well as the Company’s plans and projections for its brands indicated that several of such brands can no longer support indefinite useful lives.  Each of these brands incurred an impairment charge during the three month period ended March 31, 2009 and has been adversely affected by increased competition and the macroeconomic environment in the United States.  Consequently, at April 1, 2009, management reclassified $45.6 million of previously indefinite-lived intangibles to intangibles with definite lives.  Management estimates the remaining useful lives of these intangibles to be 20 years.

The fair values and the annual amortization charges of the reclassified intangibles are as follows (in thousands):

Intangible	Fair Value as of March 31, 2009	Annual Amortization

Household Trademarks	$34,888	$1,745
OTC Healthcare Trademark	10,717	536

	$45,605	$2,281

At March 31, 2010, intangible assets are expected to be amortized over a period of 3 to 30 years as follows (in thousands):

Year Ending March 31,
2011	$9,558
2012	9,160
2013	8,612
2014	7,797
2015	6,147
Thereafter	63,386

$104,660

9.      Other Accrued Liabilities

Other accrued liabilities consist of the following (in thousands):

	March 31,
	2010	2009

Accrued marketing costs	$3,823	$3,519
Accrued payroll	5,233	750
Accrued commissions	285	312
Accrued income taxes	372	679
Accrued professional fees	1,089	1,906
Interest swap obligation	—	2,152
Severance	929	—
Other	2	89

	$11,733	$9,407

During the second quarter of fiscal 2010, the Company completed a staff reduction program to eliminate approximately 10% of its workforce.  The accrued severance balance as of March 31, 2010 is related to this reduction in workforce and consists primarily of the remaining payments of salaries, bonuses and other benefits for separated employees.

The Company has reclassified the interest rate swap liability of $2.2 million as of March 31, 2009 from accounts payable to accrued liabilities. The Company’s interest rate swap liability of $2.2 million as of March 31, 2009 terminated before March 26, 2010.

10.    Long-Term Debt

Long-term debt consists of the following (in thousands):
	March 31,
	2010	2009
Senior secured term loan facility (“2010 Senior Term Loan”) that bears interest at the Company’s option at either the prime rate plus a margin of 2.25% or LIBOR plus 3.25% with a LIBOR floor of 1.5%. At March 31, 2010, the average interest rate on the 2010 Senior Term Loan was 4.75%. Principal payments of $375,000 plus accrued interest are payable quarterly, with the remaining principal due on the 2010 Senior Term Loan maturity date. The 2010 Senior Term Loan matures on March 24, 2016 and is collateralized by substantially all of the Company’s assets.	$150,000	$—

Senior secured term loan facility (“Tranche B Term Loan Facility”) that bore interest at the Company’s option at either the prime rate plus a margin of 1.25% or LIBOR plus a margin of 2.25%. The Tranche B Term Loan Facility was repaid in full during 2010.	—	252,337

Senior unsecured notes (“2010 Senior Notes”) that bear interest at 8.25% which are payable on April 1st and October 1st of each year.  The 2010 Senior Notes mature on April 1, 2018; however the Company may redeem some or all of the 2010 Senior Notes at redemption prices set forth in the indenture governing the 2010 Senior Notes.  The 2010 Senior Notes are unconditionally guaranteed by Prestige Brands Holdings, Inc., and its domestic wholly-owned subsidiaries other than Prestige Brands, Inc., the issuer.  Each of these guarantees is joint and several.  There are no significant restrictions on the ability of any of the guarantors to obtain funds from their subsidiaries.
	150,000	—

Senior subordinated notes (“Senior Subordinated Notes”) that bore interest of 9.25% which was payable on April 15[t]h and October 15th of each year. The balance outstanding on the Senior Subordinated Notes as of March 31, 2010 was repaid in full subsequent to year-end, on April 15th, 2010. The Senior Subordinated Notes were unconditionally guaranteed by Prestige Brands Holdings, Inc., and its domestic wholly-owned subsidiaries other than Prestige Brands, Inc., the issuer.	28,087	126,000

	328,087	378,337
Current portion of long-term debt	(29,587)	(3,550)

	298,500	374,787
Less: unamortized discount on the 2010 Senior Notes	(3,943)	—
Long-term debt, net of unamortized discount	$294,557	$374,787

On March 24, 2010, Prestige Brands, Inc. issued the 2010 Senior Notes for $150 million, with an interest rate of 8.25% and a maturity date of April 1, 2018; and entered into a senior secured term loan facility for $150 million, with an interest rate at LIBOR plus 3.25% with a LIBOR floor of 1.5% and a maturity date of March 24, 2016; and entered into a non-amortizing senior secured revolving credit facility (“2010 Revolving Credit Facility”) in an aggregate principal amount of up to $30.0 million.  The Company’s 2010 Revolving Credit Facility was available for maximum borrowings of $30.0 million at March 31, 2010.

The $150 million 2010 Senior Term Loan was entered into with a discount to lenders of $1.8 million and net proceeds to the Company of $148.2 million, yielding a 5.0% effective interest rate.  The 2010 Senior Notes were issued at an aggregate face value of $150 million with a discount to bondholders of $2.2 million and net proceeds to the Company of $147.8 million, yielding a 8.5% effective interest rate.

In connection with entering into the 2010 Senior Term Loan, the 2010 Revolving Credit Facility and the 2010 Senior Notes, the Company incurred $7.3 million in issuance costs, of which $6.6 million was capitalized as deferred financing costs and $0.7 million expensed.  The deferred financing costs are being amortized over the terms of the related loan and notes.

In March and April 2010, the Company retired its Tranche B Term Loan facility with an original maturity date of April 11, 2016 and Senior Subordinated Notes that bore interest at 9.25% with a maturity date of April 15, 2012.  The Company recognized a $2.7 million loss on the extinguishment of debt.

The 2010 Senior Notes are senior unsecured obligations of the Company and are guaranteed on a senior unsecured basis.  The 2010 Senior Notes are effectively junior in right of payment to all existing and future secured obligations of the Company, equal in right of payment with all existing and future senior unsecured indebtedness of the Company, and senior in right of payment to all future subordinated debt of the Company.

At any time prior to April 1, 2014, the Company may redeem the 2010 Senior Notes in whole or in part at a redemption price equal to 100% of the principal amount of the notes redeemed, plus a “make-whole premium” calculated as set forth in the Indenture, together with accrued and unpaid interest, if any, to the date of redemption.  The Company may redeem the 2010 Senior Notes in whole or in part at any time on or after the 12-month period beginning April 1, 2014 at a redemption price of 104.125% of the principal amount thereof, at a redemption price of 102.063% of the principal amount thereof if the redemption occurs during the 12-month period beginning on April 1, 2015, and at a redemption price of 100% of the principal amount thereof on and after April 1, 2016, in each case, plus accrued and unpaid interest, if any, to the redemption date.  In addition, on or prior to April 1, 2013, with the net cash proceeds from certain equity offerings, the Company may redeem up to 35% in aggregate principal amount of the 2010 Senior Notes at a redemption price of 108.250% of the principal amount of the 2010 Senior Notes to be redeemed, plus accrued and unpaid interest to the redemption date.

The 2010 Senior Term Loan contains various financial covenants, including provisions that require the Company to maintain certain leverage and interest coverage ratios and not to exceed annual capital expenditures of $3.0 million.  The 2010 Senior Term Loan and the 2010 Senior Notes also contain provisions that restrict the Company from undertaking specified corporate actions, such as asset dispositions, acquisitions, dividend payments, repurchase of common shares outstanding, changes of control, incurrence of indebtedness, creation of liens, making of loans and transactions with affiliates.  Additionally, the 2010 Senior Term Loan and the 2010 Senior Notes contain cross-default provisions whereby a default pursuant to the terms and conditions of certain indebtedness will cause a default on the remaining indebtedness under the 2010 Senior Term Loan, the 2010 Senior Notes and the Senior Subordinated Notes.  At March 31, 2010, the Company was in compliance with the applicable financial covenants under its long-term indebtedness.

Future principal payments required in accordance with the terms of the 2010 Senior Term Loan, the 2010 Senior Notes and the Senior Subordinated Notes are as follows (in thousands):

Year Ending March 31
2011	$29,587
2012	1,500
2013	1,500
2014	1,500
2015	1,500
Thereafter	292,500

$328,087

11.	Fair Value Measurements

As deemed appropriate, the Company uses derivative financial instruments to mitigate the impact of changing interest rates associated with its long-term debt obligations.  At March 31, 2010, the Company had no open financial derivative financial obligations. While the Company has not entered into derivative financial instruments for trading purposes, all of the Company’s derivatives were over-the-counter instruments with liquid markets.  The notional, or contractual, amount of the Company’s derivative financial instruments were used to measure the amount of interest to be paid or received and did not represent an actual liability.  The Company accounted for the interest rate cap and swap agreements as cash flow hedges.

In March 2005, the Company purchased interest rate cap agreements with a total notional amount of $180.0 million, the terms of which were as follows:

Notional Amount	Interest Rate Cap Percentage	Expiration Date
(In millions)
$50.0	3.25%	May 31, 2006
80.0	3.50	May 30, 2007
50.0	3.75	May 30, 2008

The Company entered into an interest rate swap agreement, effective March 26, 2008, in the notional amount of $175.0 million, decreasing to $125.0 million at March 26, 2009 to replace and supplement the interest rate cap agreement that expired on May 30, 2008.  The Company agreed to pay a fixed rate of 2.88% while receiving a variable rate based on LIBOR.  The agreement terminated on March 26, 2010, and was neither renewed nor replaced.

The Fair Value Measurements and Disclosures Topic of the FASB ASC requires fair value to be determined based on the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market assuming an orderly transaction between market participants.  The Fair Value Measurements and Disclosures Topic established market (observable inputs) as the preferred source of fair value to be followed by the Company’s assumptions of fair value based on hypothetical transactions (unobservable inputs) in the absence of observable market inputs.

Based upon the above, the following fair value hierarchy was created:

Level 1 –	Quoted market prices for identical instruments in active markets,

Level 2 –	Quoted prices for similar instruments in active markets, as well as quoted prices for identical or similar instruments in markets that are not considered active, and

Level 3 –	Unobservable inputs developed by the Company using estimates and assumptions reflective of those that would be utilized by a market participant.

Quantitative disclosures about the fair value of the Company’s derivative hedging instruments are as follows:

Fair Value Measurements at March 31, 2010

(In thousands) Description	March 31, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Interest Rate Swap Liability	$—	$—	$—	$—

		Fair Value Measurements at March 31, 2009

(In thousands) Description	March 31, 2009	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Interest Rate Swap Liability	$2,152	$—	$2,152	$—

		Fair Value Measurements at March 31, 2008

(In thousands) Description	March 31, 2008	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Interest Rate Swap Liability	$1,527	$—	$1,527	$—

A summary of the fair value of the Company’s derivatives instruments, their impact on the consolidated statements of operations and comprehensive income and the amounts reclassified from other comprehensive income is as follows (in thousands):

				For the Year Ended March 31, 2010
	March 31, 2010			Income Statement Account	Amount Income	Amount Gains
Cash Flow Hedging Instruments	Balance Sheet Location	Notional Amount	Fair Value Asset/ (Liability)	Gains/ Losses Charged	(Expense) Recognized In Income	(Losses) Recognized In OCI

Interest Rate Swap	Other Accrued Liabilities	$—	$—	Interest Expense	$(2,866)	$2,152

				For the Year Ended March 31, 2009
	March 31, 2009			Income Statement Account	Amount Income	Amount Gains
Cash Flow Hedging Instruments	Balance Sheet Location	Notional Amount	Fair Value Asset/ (Liability)	Gains/ Losses Charged	(Expense) Recognized In Income	(Losses) Recognized In OCI
Interest Rate Swap	Other Accrued Liabilities	$125	$(2,152)	Interest Expense	$(502)	$(625)

				For the Year Ended March 31, 2008
	March 31, 2008			Income Statement Account	Amount Income	Amount Gains
Cash Flow Hedging Instruments	Balance Sheet Location	Notional Amount	Fair Value Asset/ (Liability)	Gains/ Losses Charged	(Expense) Recognized In Income	(Losses) Recognized In OCI
Interest Rate Swap	Other Accrued Liabilities	$175	$(1,527)	Interest Expense	$—	$(1,527)

The Company recorded a charge to interest expense of $2.9 million during 2010 in connection with this interest rate swap agreement.  At March 31, 2010, the Company did not participate in an interest rate swap agreement.

At March 31, 2009, the fair value of the interest rate swap was $2.2 million.  Such amount was included in current liabilities.  The determination of fair value is based on closing prices for similar instruments traded in liquid over-the-counter markets.  The changes in the fair value of this interest rate swap were recorded in Accumulated Other Comprehensive Income in the balance sheet due to its designation as a cash flow hedge.

For certain of our financial instruments, including cash, accounts receivable, accounts payable and other current liabilities, the carrying amounts approximate their respective fair values due to the relatively short maturity of these amounts.

At March 31, 2010, the carrying value of the 2010 Senior Term Loan was $150.0 million.  The terms of the 2010 Senior Term Loan provide that the interest rate is adjusted, at the Company’s option, on either a monthly or quarterly basis, to the prime rate plus a margin of 2.25% or LIBOR, with a floor of 1.5%, plus a margin of 3.25%. At March 31, 2010, the market value of the Company’s 2010 Senior Term Loan was approximately $150.8 million.

At March 31, 2010, the carrying value of the Company’s 8.25% 2010 Senior Notes was $150.0 million. The market value of these notes was approximately $152.3 million at March 31, 2010.   The market values have been determined from market transactions in the Company’s debt securities.  Also at March 31, 2010, the Company maintained a residual balance of $28.1 million relating to the Senior Subordinated Notes that remained outstanding at fiscal year end. The $28.1 million balance was redeemed in full on April 15, 2010 at par value.

12.	Stockholders’ Equity

The Company is authorized to issue 250.0 million shares of common stock, $0.01 par value per share, and 5.0 million shares of preferred stock, $0.01 par value per share.  The Board of Directors may direct the issuance of the undesignated preferred stock in one or more series and determine preferences, privileges and restrictions thereof.

Each share of common stock has the right to one vote on all matters submitted to a vote of stockholders.  The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to prior rights of holders of all classes of stock outstanding having priority rights as to dividends.  No dividends have been declared or paid on the Company’s common stock through March 31, 2010.

During 2009 and 2008, the Company repurchased 65,000 and 4,000 shares, respectively, of restricted common stock from former employees pursuant to the provisions of the various employee stock purchase agreements.  The 2009 purchases were at an average price of $0.24 per share while the 2008 purchases were at an average purchase price of $1.70 per share.   All of such shares have been recorded as treasury stock. There were no share repurchases during 2010.

13.	Earnings Per Share

The following table sets forth the computation of basic and diluted earnings per share (in thousands, except per share data):

	Year Ended March 31,
	2010	2009	2008
Numerator
Income (loss) from continuing operations	$31,262	$(187,953)	$32,046
Income from discontinued operations and gain on sale of discontinued operations	853	1,177	1,873
Net income (loss)	$32,115	$(186,776)	$33,919

Denominator
Denominator for basic earnings per share- weighted average shares	50,013	49,935	49,751

Dilutive effect of unvested restricted common stock (including restricted stock units), options and stock appreciation rights issued to employees and directors	72	—	288

Denominator for diluted earnings per share	50,085	49,935	50,039

Earnings per Common Share:
Basic earnings (loss) per share from continuing operations	$0.63	$(3.76)	$0.64
Basic earnings per share from discontinued operations and gain on sale of discontinued operations	0.01	0.02	0.04
Basic net earnings (loss) per share	$0.64	$(3.74)	$0.68

Diluted earnings (loss) per share from continuing operations	$0.62	$(3.76)	$0.64
Diluted earnings per share from discontinued operations and gain on sale of discontinued operations	0.02	0.02	0.04
Diluted net earnings (loss) per share	$0.64	$(3.74)	$0.68

At March 31, 2010, 204,892 shares of restricted stock granted to employees and restricted stock units granted to Board members, subject only to time vesting, were unvested and excluded from the calculation of basic earnings per share; however, such shares were included in the calculation of diluted earnings per share.  Additionally, 82,202 shares of restricted stock granted to employees have been excluded from the calculation of both basic and diluted earnings per share because vesting of such shares is subject to contingencies that were not met as of March 31, 2010.  Lastly, at March 31, 2010, there were options to purchase 1,330,337 shares of common stock outstanding that were not included in the computation of diluted earnings per share because their exercise price was greater than the average market price of the common stock, and therefore, their inclusion would be antidilutive.

At March 31, 2009, 183,000 shares of restricted stock granted to employees have been excluded from the calculation of both basic and diluted earnings per share since vesting of such shares is subject to contingencies.  Additionally, at March 31, 2009, there were options to purchase 663,000 shares of common stock outstanding that were not included in the computation of diluted earnings per share because their exercise price was greater than the average market price of the common stock, and therefore, their inclusion would be antidilutive.

At March 31, 2008, 314,000 restricted shares issued to employees, subject only to time-vesting, were unvested and excluded from the calculation of basic earnings per share; however, such shares were included in the calculation of diluted earnings per share.  Additionally, at March 31, 2008, 324,000 shares of restricted stock granted to management and employees, as well as 16,000 stock appreciation rights have been excluded from the calculation of both basic and diluted earnings per share since vesting of such shares is subject to contingencies.  Lastly, at March 31, 2008, there were options to purchase 254,000 shares of common stock outstanding that were not included in the computation of diluted earnings per share because their exercise price was greater than the average market price of the common stock, and therefore, their inclusion would be antidilutive.

14.	Share-Based Compensation

In connection with the Company’s initial public offering, the Board of Directors adopted the 2005 Long-Term Equity Incentive Plan (“the Plan”) which provides for the grant, to a maximum of 5.0 million shares, of restricted stock, stock options, restricted stock units, deferred stock units and other equity-based awards.  Directors, officers and other employees of the Company and its subsidiaries, as well as others performing services for the Company, are eligible for grants under the Plan.

During 2010, net compensation costs charged against income and the related income tax benefit recognized were $2.1 million and $790,000, respectively.  During the year management determined that performance goals associated with the grants of stock to management and employees in May 2008 were met and recorded stock compensation costs accordingly.  No prior compensation costs were required to be reversed.

During 2009, net compensation costs charged against income and the related income tax benefit recognized were $2.4 million and $924,000, respectively.  During the year management determined that the Company would not meet the performance goals associated with the grants of stock to management and employees in May 2007 and 2008.  Therefore, management reversed previously recorded stock compensation costs of $705,000 and $193,000 related to the May 2007 and May 2008 grants, respectively.

During 2008, net compensation costs charged against income, and the related tax benefits recognized were $1.1 million and $433,000, respectively.  During the year management determined that the Company would not meet the performance goals associated with the grants of restricted stock to management and employees in October 2005, July 2006 and May 2007.  Therefore, management reversed previously recorded stock-based compensation costs of $538,000, $394,000 and $166,000 related to the October 2005, July 2006 and May 2007 grants, respectively.

Restricted Shares
Restricted shares granted to employees under the Plan generally vest in 3 to 5 years, contingent on attainment of Company performance goals, including revenue and earnings before income taxes, depreciation and amortization targets, or the attainment of certain time vesting thresholds.  The restricted share awards provide for accelerated vesting if there is a change of control, as defined in the plan or document pursuant to which the awards were made.  The fair value of nonvested restricted shares is determined as the closing price of the Company’s common stock on the day preceding the grant date.  The weighted-average grant-date fair values during 2010, 2009 and 2008 were $7.09, $10.85 and $12.52, respectively.

A summary of the Company’s restricted shares granted under the Plan is presented below:

Nonvested Shares	Shares (in thousands)	Weighted-Average Grant-Date Fair Value

Nonvested at March 31, 2007	294.4	$11.05

Granted	292.0	12.52
Vested	(24.8)	10.09
Forfeited	(76.9)	12.35
Nonvested at March 31, 2008	484.7	11.78

Granted	303.5	10.85
Vested	(29.9)	10.88
Forfeited	(415.9)	11.55
Nonvested at March 31, 2009	342.4	11.31

Granted	171.6	7.09
Vested	(47.8)	10.97
Forfeited	(179.1)	11.28
Nonvested at March 31, 2010	287.1	$8.86

Options
The Plan provides that the exercise price of the option granted shall be no less than the fair market value of the Company’s common stock on the date the option is granted.  Options granted have a term of no greater than 10 years from the date of grant and vest in accordance with a schedule determined at the time the option is granted, generally 3 to 5 years.  The option awards provide for accelerated vesting if there is a change in control.

The fair value of each option award is estimated on the date of grant using the Black-Scholes Option Pricing Model (“Black-Scholes Model”) that uses the assumptions noted in the following table.  Expected volatilities are based on the historical volatility of the Company’s common stock and other factors, including the historical volatilities of comparable companies.  The Company uses appropriate historical data, as well as current data, to estimate option exercise and employee termination behaviors.  Employees that are expected to exhibit similar exercise or termination behaviors are grouped together for the purposes of valuation.  The expected terms of the options granted are derived from management’s estimates and consideration of information derived from the public filings of companies similar to the Company and represent the period of time that options granted are expected to be outstanding.  The risk-free rate represents the yield on U.S. Treasury bonds with a maturity equal to the expected term of the granted option.  The weighted-average grant-date fair value of the options granted during 2010, 2009 and 2008 were $3.64, $5.04 and $5.30, respectively.

	Year Ended March 31,
	2010	2009
Expected volatility	45.6%	43.3%
Expected dividends	—	—
Expected term in years	7.0	6.0
Risk-free rate	2.8%	3.2%

A summary of option activity under the Plan is as follows:

Options	Shares (in thousands)	Weighted-Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value (in thousands)

Outstanding at March 31, 2007	—	$—	—	$—

Granted	255.1	12.86	10.0	—
Exercised	—	—	—	—
Forfeited or expired	(1.6)	12.86	9.2	—
Outstanding at March 31, 2008	253.5	12.86	9.2	—

Granted	413.2	10.91	10.0	—
Exercised	—	—	—	—
Forfeited or expired	(4.1)	11.83	9.2	—
Outstanding at March 31, 2009	662.6	11.65	8.8	—

Granted	1,125.0	7.16	9.4	2,070.0
Exercised	—	—	—	—
Forfeited or expired	(203.4)	11.34	7.9	—
Outstanding at March 31, 2010	1,584.2	8.50	8.9	2,070.0

Exercisable at March 31, 2010	297.9	$11.96	7.6	$2,070.0

Since the Company’s closing stock price of $9.00 at March 31, 2010 exceeded the exercise price for the options granted in 2010, the aggregate intrinsic value of outstanding options was $2.1 million.  Since the exercise price of the options exceeded the Company’s closing stock price of $5.18 at March 31, 2009 and $8.18 at March 31, 2008, the aggregate intrinsic value of outstanding options was $0 at March 31, 2009 and 2008.

Stock Appreciation Rights (“SARS”)
During 2007, the Board of Directors granted SARS to a group of selected executives; however, there were no SARS granted during 2008, 2009 or 2010.  The terms of the SARS provide that on the vesting date, the executive will receive the excess of the market price of the stock award over the market price of the stock award on the date of issuance.  The Board of Directors, in its sole discretion, may settle the Company’s obligation to the executive in shares of the Company’s common stock, cash, other securities of the Company or any combination thereof.

The Plan provides that the issuance price of a SAR shall be no less than the market price of the Company’s common stock on the date the SAR is granted.  SARS may be granted with a term of no greater than 10 years from the date of grant and will vest in accordance with a schedule determined at the time the SAR is granted, generally 3 to 5 years.  The weighted-average grant date fair value of the SARS granted during 2007 was $3.68.  The fair value of each SAR award was estimated on the date of grant using the Black-Scholes Model using the assumptions noted in the following table.

Year Ended March 31, 2007
Expected volatility	50.00%
Expected dividend	—
Expected term in years	2.75
Risk-free rate	5.00%

The SARs expired on March 31, 2009; and no compensation was paid because the grant-date market price of the Company’s common stock exceeded the market value of the Company’s common stock on the measurement date.

A summary of SARS activity under the Plan is as follows:

SARS	Shares (in thousands)	Grant Date Stock Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value (in thousands)

Outstanding at March 31, 2007	16.1	9.97	2.0	30,300

Granted	—	—	—	—
Forfeited or expired	—	—	—	—
Outstanding at March 31, 2008	16.1	9.97	1.0	—

Granted	—	—	—	—
Forfeited or expired	(16.1)	(9.97)	—	—
Outstanding at March 31, 2009	—	$—	—	$—

Exercisable at March 31, 2009	—	$—	—	$—

At March 31, 2010, there were $4.5 million of unrecognized compensation costs related to nonvested share-based compensation arrangements under the Plan based on management’s estimate of the shares that will ultimately vest.  The Company expects to recognize such costs over a weighted average period of 1.5 years.  However, certain of the restricted shares vest upon the attainment of Company performance goals and if such goals are not met, no compensation costs would ultimately be recognized and any previously recognized compensation cost would be reversed.  The total fair value of shares vested during 2010, 2009 and 2008, was $525,000, $325,000, and $277,000, respectively.  There were no options exercised during 2010, 2009 or 2008; hence there were no tax benefits realized during these periods.  At March 31, 2010, there were 3.0 million shares available for issuance under the Plan.

15.	Income Taxes

The provision (benefit) for income taxes consists of the following (in thousands):

	Year Ended March 31,
	2010	2009	2008

Current
Federal	$9,628	$9,284	$8,599
State	1,313	1,266	1,208
Foreign	415	218	386
Deferred
Federal	9,113	(17,606)	8,851
State	1,901	(2,348)	1,245

	$22,370	$(9,186)	$20,289

The principal components of the Company’s deferred tax balances are as follows (in thousands):

	March 31,
	2010	2009
Deferred Tax Assets
Allowance for doubtful accounts and sales returns	$2,670	$1,152
Inventory capitalization	644	574
Inventory reserves	806	553
Net operating loss carryforwards	663	747
Property and equipment	20	8
State income taxes	4,964	4,125
Accrued liabilities	502	315
Interest rate derivative instruments	—	818
Other	1,938	1,511

Deferred Tax Liabilities
Intangible assets	(117,999)	(103,764)

	$(105,792)	$(93,961)

At March 31, 2010, Medtech Products Inc., a wholly-owned subsidiary of the Company, had a net operating loss carryforward of approximately $1.9 million which may be used to offset future taxable income of the consolidated group and begins to expire in 2020.  The net operating loss carryforward is subject to an annual limitation as to usage under Internal Revenue Code Section 382 of approximately $240,000.

A reconciliation of the effective tax rate compared to the statutory U.S. Federal tax rate is as follows:

	Year Ended March 31,
(In thousands)	2010		2009		2008

		%		%		%
Income tax provision at statutory rate	$19,069	35.0	$(68,586)	(35.0)	$18,973	35.0
Foreign tax provision	(36)	(0.1)	83	—	16	—
State income taxes, net of federal income tax benefit	1,662	3.1	(5,467)	(2.8)	1,284	2.4
Increase (decrease) in net deferred tax liability resulting from an increase (decrease) in the effective state tax rate	597	1.1	—	—	—	—
Goodwill	1,039	1.9	64,770	33.1	—	—
Other	39	0.1	14	—	16	—
Provision for income taxes	$22,370	41.1	$(9,186)	(4.7)	$20,289	37.4

Uncertain tax liability activity is as follows:

	2010	2009
(In thousands)
Balance – beginning of year	$225	$—
Additions based on tax positions related to the current year	90	225
Balance – end of year	$315	$225

The Company recognizes interest and penalties related to uncertain tax positions as a component of income tax expense.  For 2010, 2009, and 2008, the Company did not incur any interest or penalties related to income taxes.  The Company does not anticipate any significant events or circumstances that would cause a change to these uncertainties during the ensuing year.  The Company is subject to taxation in the United States and various state and foreign jurisdictions and is generally open to examination from the year ended March 31, 2007 forward.

16.	Commitments and Contingencies

DenTek Oral Care, Inc. Litigation

In April 2007, the Company filed a lawsuit in the U.S. District Court in the Southern District of New York against DenTek Oral Care, Inc. (“DenTek”) alleging (i) infringement of intellectual property associated with The Doctor’s NightGuard dental protector which is used for the protection of teeth from nighttime teeth grinding; and (ii) the violation of unfair competition and consumer protection laws.  On October 4, 2007, the Company filed a Second Amended Complaint in which it named Kelly M. Kaplan (“Kaplan”), Raymond Duane (“Duane”) and C.D.S. Associates, Inc. (“CDS”) as additional defendants in this action and added other claims to the previously filed complaint.  Kaplan and Duane were formerly employed by the Company and CDS is a corporation controlled by Duane.  In the Second Amended Complaint, the Company has asserted claims for patent, trademark and copyright infringement, unfair competition, unjust enrichment, violation of New York’s Consumer Protection Act, breach of contract, tortious interference with contractual and business relations, civil conspiracy and trade secret misappropriation.

In October 2008, DenTek, Kaplan, Duane and CDS filed Answers to the Second Amended Complaint.  In their Answers, each of DenTek, Duane and CDS has asserted counterclaims against the Company.  DenTek’s counterclaims allege false advertising, violation of New York consumer protection statutes and unfair competition relating to The Doctor’s NightGuard Classic dental protector.  Duane’s counterclaim is a contractual indemnity claim seeking to recover attorneys’ fees pursuant to the release between Duane and Dental Concepts LLC (“Dental Concepts”), a predecessor-in-interest to Medtech Products Inc. (“Medtech”), plaintiff in the DenTek litigation and a wholly-owned subsidiary of Prestige Brands Holdings, Inc.  CDS’s counterclaim alleges a breach of the consulting agreement between CDS and Dental Concepts.

On March 24, 2009, Duane submitted a petition for a Chapter 7 bankruptcy with the United States Bankruptcy Court for the District of Nevada.  The New York Court retains jurisdiction over Duane for injunctive relief arising out of the New York action while the Nevada Court retains exclusive jurisdiction over the dischargeability of Medtech’s damage claims against Duane and other issues affecting the bankruptcy.

On March 25, 2010, Medtech settled all of the claims and counterclaims involving DenTek in the law suit on terms mutually agreeable to Medtech and DenTek.  No payment by Medtech or the Company is required as part of the settlement.

The Company’s management believes that the counterclaims asserted by Duane and CDS are legally deficient and that it has meritorious defenses to the counterclaims.  The Company intends to vigorously defend against the counterclaims, which, if adversely determined against the Company, would not, in the opinion of management, have a material adverse effect on the Company.

San Francisco Technology Inc. Litigation

On April 5, 2010, Medtech was served with a Complaint filed by San Francisco Technology Inc. (“SFT”) in the U.S. District Court for the Northern District of California, San Jose Division.  In the Complaint, SFT asserted a qui tam action against Medtech alleging false patent markings with the intent to deceive the public regarding Medtech’s two Dermoplast® products.  Medtech has filed a Motion to Dismiss or Stay and a Motion to Sever and Transfer Venue to the Southern District of New York and is awaiting decisions on the pending Motions.  Medtech intends to vigorously defend against the Complaint.

In addition to the matters described above, the Company is involved from time to time in other routine legal matters and other claims incidental to its business.  The Company reviews outstanding claims and proceedings internally and with external counsel as necessary to assess probability and amount of potential loss.  These assessments are re-evaluated at each reporting period and as new information becomes available to determine whether a reserve should be established or if any existing reserve should be adjusted.  The actual cost of resolving a claim or proceeding ultimately may be substantially different than the amount of the recorded reserve.  In addition, because it is not permissible under GAAP to establish a litigation reserve until the loss is both probable and estimable, in some cases there may be insufficient time to establish a reserve prior to the actual incurrence of the loss (upon verdict and judgment at trial, for example, or in the case of a quickly negotiated settlement).  The Company believes the resolution of routine matters and other incidental claims, taking into account reserves and insurance, will not have a material adverse effect on its business, financial condition or results from operations.

Lease Commitments
The Company has operating leases for office facilities and equipment in New York and Wyoming, which expire at various dates through 2014.

The following summarizes future minimum lease payments for the Company’s operating leases (in thousands):

	Facilities	Equipment	Total
Year Ending March 31,
2011	$559	$74	$633
2012	577	40	617
2013	596	17	613
2014	50	—	50
	$1,782	$131	$1,913

Rent expense for 2010, 2009 and 2008 was $753,000, $612,000 and $597,000, respectively.

Purchase Commitments
The Company has entered into a 10 year supply agreement for the exclusive manufacture of a portion of one of its household cleaning products.  Although the Company is committed under the supply agreement to pay the minimum amounts set forth in the table below, the total commitment is less than 10 percent of the estimated purchases that are expected to be made during the course of the supply agreement.

(In thousands)
Year Ending March 31,
2011	$10,703
2012	6,724
2013	1,166
2014	1,136
2015	1,105
Thereafter	4,673

$25,507

17.	Concentrations of Risk

The Company’s sales are concentrated in the areas of over-the-counter healthcare, household cleaning and personal care products.  The Company sells its products to mass merchandisers, food and drug accounts, and dollar and club stores.  During 2010, 2009 and 2008, approximately 62.3%, 60.8% and 60.3%, respectively, of the Company’s total sales were derived from its four major brands.  During 2010, 2009 and 2008, approximately 24.6%, 25.9% and 23.1%, respectively, of the Company’s sales were made to one customer.  At March 31, 2010, approximately 22.3% of accounts receivable were owed by the same customer.
The Company manages product distribution in the continental United States through a main distribution center in St. Louis, Missouri.  A serious disruption, such as a flood or fire, to the main distribution center could damage the Company’s inventories and could materially impair the Company’s ability to distribute its products to customers in a timely manner or at a reasonable cost.  The Company could incur significantly higher costs and experience longer lead times associated with the distribution of its products to its customers during the time that it takes the Company to reopen or replace its distribution center.  As a result, any such disruption could have a material adverse affect on the Company’s sales and profitability.

At March 31, 2010, we had relationships with over 40 third-party manufacturers.  Of those, we had long-term contracts with 20 manufacturers that produced items that accounted for approximately 68.7% of our gross sales for 2010 compared to 18 manufacturers with long-term contracts that produced approximately 64.0% of gross sales in 2009.  The fact that we do not have long-term contracts with certain manufacturers means that they could cease manufacturing these products at any time and for any reason, or initiate arbitrary and costly price increases which could have a material adverse effect on our business, financial condition and results from operations.

18.	Business Segments

Segment information has been prepared in accordance with Segment Topic of the FASB ASC. The Company’s operating and reportable segments consist of (i) Over-the-Counter Healthcare, (ii) Household Cleaning and (iii) Personal Care.

There were no inter-segment sales or transfers during any of the periods presented.  The Company evaluates the performance of its operating segments and allocates resources to them based primarily on contribution margin.

The table below summarizes information about the Company’s operating and reportable segments.

	Year Ended March 31, 2010
	Over-the- Counter	Household	Personal
	Healthcare	Cleaning	Care	Consolidated
(In thousands)
Net sales	$177,313	$108,797	$10,812	$296,922
Other revenues	3,150	1,899	52	5,101

Total revenues	180,463	110,696	10,864	302,023
Cost of sales	66,049	72,118	6,420	144,587

Gross profit	114,414	38,578	4,444	157,436
Advertising and promotion	24,220	6,659	357	31,236

Contribution margin	$90,194	$31,919	$4,087	126,200
Other operating expenses				44,747
Impairment of goodwill				2,751

Operating income				78,702
Other expenses				25,591
Provision for income taxes				21,849

Income from continuing operations				31,262

Income from discontinued operations, net of income tax				696

Gain on sale of discontinued operations, net of income tax				157

Net income				$32,115

	Year Ended March 31, 2009
	Over-the- Counter	Household	Personal
	Healthcare	Cleaning	Care	Consolidated
(In thousands)
Net sales	$176,878	$113,923	$10,136	$300,937
Other revenues	97	2,092	21	2,210

Total revenues	176,975	116,015	10,157	303,147
Cost of sales	63,459	74,457	6,280	144,196

Gross profit	113,516	41,558	3,877	158,951
Advertising and promotion	29,695	7,625	457	37,777

Contribution margin	$83,821	$33,933	$3,420	121,174
Other operating expenses				41,311
Impairment of goodwill and intangibles				249,285

Operating loss				(169,422)
Other expenses				28,436
Income tax benefit				(9,905)

Loss from continuing operations				(187,953)
Income from discontinued operations, net of tax				1,177

Net loss				$(186,776)

	Year Ended March 31, 2008
	Over-the- Counter	Household	Personal
	Healthcare	Cleaning	Care	Consolidated
(In thousands)
Net sales	$183,641	$119,224	$10,260	$313,125
Other revenues	51	1,903	28	1,982

Total revenues	183,692	121,127	10,288	315,107
Cost of sales	69,344	75,459	7,008	151,811

Gross profit	114,348	45,668	3,280	163,296
Advertising and promotion	26,188	7,483	572	34,243

Contribution margin	$88,160	$38,185	$2,708	129,053
Other operating expenses				40,633

Operating income				88,420
Other expenses				37,206
Provision for income taxes				19,168

Income from continuing operations				32,046

Income from discontinued operations, net of income tax				1,873
Net income				$33,919

During 2010, 2009 and 2008, approximately 95.8%, 96.4% and 95.9% of the Company’s sales were made to customers in the United States and Canada, respectively.  Other than the United States, no individual geographical area accounted for more than 10% of net sales in any of the periods presented.  At March 31, 2010, substantially all of the Company’s long-term assets were located in the United States of America and have been allocated to the operating segments as follows:

	Over-the- Counter	Household	Personal
(In thousands)	Healthcare	Cleaning	Care	Consolidated

Goodwill	$104,100	$7,389	$—	$111,489

Intangible assets
Indefinite lived	334,750	119,821	—	454,571
Finite lived	65,961	33,143	5,554	104,658
	400,711	152,964	5,554	559,229

	$504,811	$160,353	$5,554	$670,718

19.  Unaudited Quarterly Financial Information

Unaudited quarterly financial information for 2010 and 2009 is as follows:

Year Ended March 31, 2010
	Quarterly Period Ended
(In thousands, except for per share data)	June 30, 2009	September 30, 2009	December 31, 2009	March 31, 2010

Total revenues	$71,012	$84,181	$75,448	$71,382
Cost of sales	33,181	39,847	35,641	35,918

Gross profit	37,831	44,334	39,807	35,464

Operating expenses
Advertising and promotion	8,765	9,782	6,099	6,590
General and administrative	8,195	10,481	7,411	8,108
Depreciation and amortization	2,345	2,841	2,596	2,770
Impairment of goodwill	—	—	—	2,751

	19,305	23,104	16,106	20,219

Operating income	18,526	21,230	23,701	15,245

Net interest expense	5,653	5,642	5,558	6,082
Loss on extinguishment of debt	—	—	—	2,656

Income from continuing operations before income taxes	12,873	15,588	18,143	6,507

Provision for income taxes	4,879	5,908	7,807	3,255

Income from continuing operations	7,994	9,680	10,336	3,252

Discontinued Operations
Income from discontinued operations, net of income tax	331	243	87	35
Gain on sale of discontinued operations, net of income tax	—	—	157	—
Net income	$8,325	$9,923	$10,580	$3,287

Basic earnings per share:
Income from continuing operations	$0.16	$0.19	$0.21	$0.07
Net income	$0.17	$0.20	$0.21	$0.07

Diluted earnings per share:
Income from continuing operations	$0.16	$0.19	$0.21	$0.06
Net income	$0.17	$0.20	$0.21	$0.07

Weighted average shares outstanding:
Basic	49,982	50,012	50,030	50,030
Diluted	50,095	50,055	50,074	50,105

Year Ended March 31, 2009
	Quarterly Period Ended
(In thousands, except for per share data)	June 30, 2008	September 30, 2008	December 31, 2008	March 31, 2009

Total revenues	$70,997	$85,540	$77,966	$68,644
Cost of sales	32,907	40,402	36,480	34,407

Gross profit	38,090	45,138	41,486	34,237

Operating expenses
Advertising and promotion	7,236	13,543	11,349	5,649
General and administrative	7,973	9,363	8,311	6,241
Depreciation and amortization	2,308	2,308	2,311	2,496
Impairment of goodwill and intangible assets	—	—	—	249,285
	17,517	25,214	21,971	263,671

Operating income (loss)	20,573	19,924	19,515	(229,434)

Net interest expense	8,683	6,779	7,051	5,923

Income (loss) from continuing operations before income taxes	11,890	13,145	12,464	(235,357)

Provision (benefit) for income taxes	4,506	4,982	4,724	(24,117)

Income (loss) from continuing operations	7,384	8,163	7,740	(211,240)

Discontinued Operations
Income from discontinued operations, net of income tax	397	359	278	143
Net income (loss)	7,781	8,522	8,018	(211,097)

Basic earnings (loss) per share:
Income (loss) from continuing operations	$0.15	$0.16	$0.15	$(4.23)
Net income (loss)	$0.16	$0.17	$0.16	$(4.22)

Diluted earnings (loss) per share:
Income (loss) from continuing operations	$0.15	$0.16	$0.15	$(4.23)
Net income (loss)	$0.16	$0.17	$0.16	$(4.22)

Weighted average shares outstanding:
Basic	49,880	49,924	49,960	49,976
Diluted	50,035	50,037	50,040	49,976

20. Condensed Consolidating Financial Statements

The Company, together with certain of its wholly-owned subsidiaries, have fully and unconditionally guaranteed, on a joint and several basis, the obligations of Prestige Brands, Inc. (a wholly-owned subsidiary of the Company) set forth in that certain Indenture dated March 24, 2010, including, without limitation, the obligation to pay principal and interest with respect to the 2010 Senior Notes. The wholly-owned subsidiaries of the Company which have guaranteed the 2010 Senior Notes are as follows: Prestige Personal Care Holdings, Inc., Prestige Personal Care, Inc., Prestige Services Corp., Prestige Brands Holdings, Inc. (a Virginia corporation), Prestige Brands International, Inc., Medtech Holdings, Inc., Medtech Products Inc., The Cutex Company, The Denorex Company and The Spic and Span Company (collectively, the "Subsidiary Guarantors"). A significant portion of the Company's operating income and cash flow is generated by its subsidiaries. As a result, funds necessary to meet the Prestige Brands, Inc.'s debt service obligations are provided in part by distributions or advances from the Company's subsidiaries. Under certain circumstances, contractual and legal restrictions, as well as the financial condition and operating requirements of the Company's subsidiaries, could limit the Prestige Brands, Inc.'s ability to obtain cash from the Company's subsidiaries for the purpose of meeting its debt service obligations, including the payment of principal and interest on the 2010 Senior Notes. Although holders of the 2010 Senior Notes will be direct creditors of the guarantors of the 2010 Senior Notes by virtue of the guarantees, the Company has indirect subsidiaries located primarily in the United Kingdom and in the Netherlands (collectively, the "Non-Guarantor Subsidiaries") that have not guaranteed the 2010 Senior Notes, and such subsidiaries will not be obligated with respect to the 2010 Senior Notes. As a result, the claims of creditors of the Non-Guarantor Subsidiaries will effectively have priority with respect to the assets and earnings of such companies over the claims of the holders of the 2010 Senior Notes.

Presented below are supplemental condensed consolidating balance sheets as of March 31, 2010 and 2009 and condensed consolidating statements of operations and cash flows for each of the years in the three year period ended March 31, 2010. Such consolidating information includes separate columns for:

a)  Prestige Brands Holdings, Inc., the parent,
b)  Prestige Brands, Inc., the issuer,
c)  Combined Subsidiary Guarantors,
d)  Combined Non-Guarantor Subsidiaries,
e)  Elimination entries necessary to consolidate the Company and all of its subsidiaries.

The condensed consolidating financial statements are presented using the equity method of accounting for investments in wholly-owned subsidiaries. Under this method, the investments in subsidiaries are recorded at cost and adjusted for our share of the subsidiaries' cumulative results of operations, capital contributions, distributions and other equity changes. The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions. This financial information should be read in conjunction with the consolidated financial statements and other notes related thereto.

Condensed Consolidating Statement of Operations
Year Ended, March 31, 2010

(In thousands)	Prestige Brands Holdings, Inc.	Prestige Brands Inc., the issuer	Combined Subsidiary Guarantors	Combined Non-guarantor Subsidiaries	Eliminations	Consolidated

Revenues	$—	$184,573	$108,797	$3,552	$—	$296,922
Other Revenue	—	3,201	1,900	1,297	(1,297)	5,101
Total Revenue	—	187,774	110,697	4,849	(1,297)	302,023

Cost of Sales
Cost of Sales (exclusive of depreciation)	—	72,311	72,119	1,454	(1,297)	144,587
Gross Profit	—	115,463	38,578	3,395	—	157,436

Advertising and promotion	—	23,180	6,659	1,397	—	31,236
General and administrative	533	20,840	12,445	377	—	34,195
Depreciation and amortization	384	8,208	1,889	71	—	10,552
Impairment of goodwill and intangible assets	—	2,751	—	—	—	2,751
Total operating expenses	917	54,979	20,993	1,845	—	78,734
Operating income (loss)	(917)	60,484	17,585	1,550	—	78,702

Other (income) expense
Interest income	(52,265)	(9,368)	—	(123)	61,755	(1)
Interest Expense	—	70,466	14,215	10	(61,755)	22,936
Loss on extinguishment of debt	—	2,656	—	—	—	2,656
Miscellaneous	—	—	—	—	—	—
Equity in income of subsidiaries	(1,927)	—	—	—	1,927	—
Total other (income) expense	(54,192)	63,754	14,215	(113)	1,927	25,591

Income (loss) from continuing operations before income taxes	53,275	(3,270)	3,370	1,663	(1,927)	53,111

Provision (benefit) for income taxes	21,160	(1,200)	1,480	409	—	21,849
Income (loss) from continuing operations	32,115	(2,070)	1,890	1,254	(1,927)	31,262

Discontinued operations
Income from discontinued operations, net of income tax	—	440	256	—	—	696
Gain on sale of discontinued operations, net of income tax	—	787	(630)	—	—	157
Net income (loss)	$32,115	$(843)	$1,516	$1,254	$(1,927)	$32,115

Condensed Consolidating Statement of Operations
Year Ended, March 31, 2009

(In thousands)	Prestige Brands Holdings, Inc.	Prestige Brands Inc., the issuer	Combined Subsidiary Guarantors	Combined Non-guarantor Subsidiaries	Eliminations	Consolidated

Revenues	$—	$183,773	$113,923	$3,241	$—	$300,937
Other Revenue	—	76	2,093	1,639	(1,598)	2,210
Total Revenue	—	183,849	116,016	4,880	(1,598)	303,147

Cost of Sales
Cost of Sales (exclusive of depreciation)	—	70,092	74,457	1,245	(1,598)	144,196
Gross Profit	—	113,757	41,559	3,635	—	158,951

Advertising and promotion	—	28,824	7,625	1,328	—	37,777
General and administrative	(34)	19,348	11,614	960	—	31,888
Depreciation and amortization	297	8,910	152	64	—	9,423
Impairment of goodwill and intangible assets	—	167,941	81,344	—	—	249,285
Total operating expenses	263	225,023	100,735	2,352	—	328,373
Operating income (loss)	(263)	(111,266)	(59,176)	1,283	—	(169,422)

Other (income) expense
Interest income	(52,751)	(9,432)	—	(40)	62,080	(143)
Interest Expense	—	76,335	14,312	12	(62,080)	28,579
Loss on extinguishment of debt	—	—	—	—	—	—
Miscellaneous	—	—	—	—	—	—
Equity in income of subsidiaries	227,259	—	—	—	(227,259)	—
Total other (income) expense	174,508	66,903	14,312	(28)	(227,259)	28,436

Income (loss) from continuing operations before income taxes	(174,771)	(178,169)	(73,488)	1,311	227,259	(197,858)

Provision (benefit) for income taxes	12,005	(19,183)	(3,175)	448	—	(9,905)
Income (loss) from continuing operations	(186,776)	(158,986)	(70,313)	863	227,259	(187,953)

Discontinued operations
Income from discontinued operations, net of income tax	—	636	541	—	—	1,177
Gain on sale of discontinued operations, net of income tax	—	—	—	—	—	—
Net income (loss)	$(186,776)	$(158,350)	$(69,772)	$863	$227,259	$(186,776)

Condensed Consolidating Statement of Operations
Year Ended, March 31, 2008

(In thousands)	Prestige Brands Holdings, Inc.	Prestige Brands Inc., the issuer	Combined Subsidiary Guarantors	Combined Non-guarantor Subsidiaries	Eliminations	Consolidated

Revenues	$—	$190,439	$119,224	$3,462	$—	$313,125
Other Revenue	—	80	1,903	830	(831)	1,982
Total Revenue	—	190,519	121,127	4,292	(831)	315,107

Cost of Sales
Cost of Sales (exclusive of depreciation)	—	75,920	75,459	1,263	(831)	151,811
Gross Profit	—	114,599	45,668	3,029	—	163,296

Advertising and promotion	—	25,639	7,482	1,122	—	34,243
General and administrative	212	18,734	12,118	350	—	31,414
Depreciation and amortization	256	8,738	163	62	—	9,219
Impairment of goodwill and intangible assets	—	—	—	—	—	—
Total operating expenses	468	53,111	19,763	1,534	—	74,876
Operating income (loss)	(468)	61,488	25,905	1,495	—	88,420

Other (income) expense
Interest income	(53,740)	(9,481)	—	(107)	62,653	(675)
Interest Expense	—	86,271	14,450	—	(62,653)	38,068
Loss on extinguishment of debt	—	—	—	—	—	—
Miscellaneous	—	(187)	—	—	—	(187)
Equity in income of subsidiaries	(454)	—	—	—	454	—
Total other (income) expense	(54,194)	76,603	14,450	(107)	454	37,206

Income (loss) from continuing operations before income taxes	53,726	(15,115)	11,455	1,602	(454)	51,214

Provision (benefit) for income taxes	19,807	(5,468)	4,433	396	—	19,168
Income (loss) from continuing operations	33,919	(9,647)	7,022	1,206	(454)	32,046

Discontinued operations
Income from discontinued operations, net of income tax	—	808	1,065	—	—	1,873
Gain on sale of discontinued operations, net of income tax	—	—	—	—	—	—
Net income (loss)	$33,919	$(8,839)	$8,087	$1,206	$(454)	$33,919

Condensed Consolidating Balance Sheet
March 31, 2010

(In thousands)	Prestige Brands Holdings, Inc.	Prestige Brands Inc., the issuer	Combined Subsidiary Guarantors	Combined Non-guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets
Cash and cash equivalents	$40,644	$—	$—	$453	$—	$41,097
Accounts receivable	1,054	18,865	10,025	677	—	30,621
Inventories	—	21,284	7,257	621	—	29,162
Deferred income tax assets	2,315	3,639	398	1	—	6,353
Prepaid expenses and other current assets	4,442	226	248	1	—	4,917
Current assets of discontinued operations	—	—	—	—	—	—
Total current assets	48,455	44,014	17,928	1,753	—	112,150

Property and equipment	841	236	297	22	—	1,396
Goodwill	—	104,099	7,390	—	—	111,489
Intangible assets	—	405,770	152,964	495	—	559,229
Other long-term assets	—	7,148	—	—	—	7,148
Long-term assets of discontinued operations	—	—	—	—	—	—
Intercompany receivable	712,224	729,069	90,251	3,989	(1,535,533)	—
Investment in subsidiary	456,119	—	—	—	(456,119)	—
Total Assets	$1,217,639	$1,290,336	$268,830	$6,259	$(1,991,652)	$791,412

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$2,526	$5,837	$4,060	$348	$—	$12,771
Accrued interest payable	—	1,561	—	—	—	1,561
Other accrued liabilities	10,234	4,960	(3,476)	15	—	11,733
Current portion of long-term debt	—	29,587	—	—	—	29,587
Total current liabilities	12,760	41,945	584	363	—	55,652

Long-term debt
Principal amount	—	298,500	—	—	—	298,500
Less unamortized discount	—	(3,943)	—	—	—	(3,943)
Long-term debt, net of unamortized discount	—	294,557	—	—	—	294,557

Deferred income tax liabilities	(4)	91,828	20,224	96	—	112,144

Intercompany payable	703,389	656,711	174,500	933	(1,535,533)	—
Intercompany equity in subs	172,435	—	—	—	(172,435)	—

Total Liabilities	888,580	1,085,041	195,308	1,392	(1,707,968)	462,353

Stockholders’ Equity
Common Stock	502	—	—	—	—	502
Additional paid-in capital	384,027	337,458	118,637	24	(456,119)	384,027
Treasury stock	(63)	—	—	—	—	(63)
Accumulated other comprehensive income (loss)	—	—	—	—	—	—
Retained earnings (accumulated deficit)	(55,407)	(137,890)	(45,115)	10,570	172,435	(55,407)
Intercompany Dividends	—	5,727	—	(5,727)	—	—
Total Stockholders’ Equity	329,059	205,295	73,522	4,867	(283,684)	329,059

Total Liabilities and Stockholders’ Equity	$1,217,639	$1,290,336	$268,830	$6,259	$(1,991,652)	$791,412

Condensed Consolidating Balance Sheet
March 31, 2009

(In thousands)	Prestige Brands Holdings, Inc.	Prestige Brands Inc., the issuer	Combined Subsidiary Guarantors	Combined Non-guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets
Cash and cash equivalents	$34,458	$—	$—	$723	$—	$35,181
Accounts receivable	519	24,443	10,575	488	—	36,025
Inventories	—	19,659	5,964	316	—	25,939
Deferred income tax assets	1,722	1,916	382	2	—	4,022
Prepaid expenses and other current assets	470	820	67	1	—	1,358
Current assets of discontinued operations	—	666	372	—	—	1,038
Total current assets	37,169	47,504	17,360	1,530	—	103,563

Property and equipment	615	309	442	1	—	1,367
Goodwill	—	106,850	7,390	—	—	114,240
Intangible assets	—	410,737	157,843	557	—	569,137
Other long-term assets	—	4,602	—	—	—	4,602
Long-term assets of discontinued operations	—	5,803	2,669	—	—	8,472
Intercompany receivable	699,934	757,667	84,976	3,021	(1,545,598)	—
Investment in subsidiary	456,119	—	—	—	(456,119)	—
Total Assets	$1,193,837	$1,333,472	$270,680	$5,109	$(2,001,717)	$801,381

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$1,263	$6,363	$7,885	$387	$—	$15,898
Accrued interest payable	—	5,371	—	—	—	5,371
Other accrued liabilities	(2,052)	10,377	1,044	38	—	9,407
Current portion of long-term debt	—	3,550	—	—	—	3,550
Total current liabilities	(789)	25,661	8,929	425	—	34,226

Long-term debt
Principal amount	—	374,787	—	—	—	374,787
Less unamortized discount	—	—	—	—	—	—
Long-term debt, net of unamortized discount	—	374,787	—	—	—	374,787

Deferred income tax liabilities	(3)	83,841	14,046	99	—	97,983

Intercompany payable	725,882	643,045	175,699	972	(1,545,598)	—
Intercompany equity in subs	174,362	—	—	—	(174,362)	—

Total Liabilities	899,452	1,127,334	198,674	1,496	(1,719,960)	506,996

Stockholders’ Equity
Common Stock	501	—	—	—	—	501
Additional paid-in capital	382,803	337,458	118,637	24	(456,119)	382,803
Treasury stock	(63)	—	—	—	—	(63)
Accumulated other comprehensive income (loss)	(1,334)	—	—	—	—	(1,334)
Retained earnings (accumulated deficit)	(87,522)	(137,047)	(46,631)	9,316	174,362	(87,522)
Intercompany Dividends	—	5,727	—	(5,727)	—	—
Total Stockholders’ Equity	294,385	206,138	72,006	3,613	(281,757)	294,385

Total Liabilities and Stockholders’ Equity	$1,193,837	$1,333,472	$270,680	$5,109	$(2,001,717)	$801,381

Condensed Consolidating Statement of Cash Flows
Year Ended, March 31, 2010

(In thousands)	Prestige Brands Holdings, Inc.	Prestige Brands Inc., the issuer	Combined Subsidiary Guarantors	Combined Non-guarantor Subsidiaries	Eliminations	Consolidated
Operating Activities
Net income (loss)	$32,115	$(843)	$1,516	$1,254	$(1,927)	$32,115
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	384	8,508	2,487	71	—	11,450
Gain on sale of discontinued operations	—	(1,268)	1,015	—	—	(253)
Deferred income taxes	(1,412)	6,261	6,162	1	—	11,012
Amortization of deferred financing costs	—	1,926	—	—	—	1,926
Impairment of goodwill and intangible assets	—	2,751	—	—	—	2,751
Stock-based compensation costs	2,085	—	—	—	—	2,085
Loss on extinguishment of debt	—	2,166	—	—	—	2,166
Changes in operating assets and liabilities, net of effects of purchases of businesses:
Accounts receivable	465	5,578	550	(189)	—	6,404
Inventories	—	(1,798)	(1,247)	(306)	—	(3,351)
Prepaid expenses and other current assets	(3,972)	594	(181)	—	—	(3,559)
Accounts payable	1,263	(526)	(3,824)	(40)	—	(3,127)
Accrued liabilities	(3,217)	7,571	(4,522)	(24)	—	(192)

Net cash provided by operating activities	27,711	30,920	1,956	767	(1,927)	59,427

Investing Activities
Purchases of equipment	(610)	(33)	—	(30)	—	(673)
Proceeds from sale of discontinued operations	(1,000)	4,476	4,517	—	—	7,993
Purchases of intangible assets	—	—	—	—	—	—
Business acquisition purchase price adjustments	—	—	—	—	—	—

Net cash provided by (used for) investing activities	(1,610)	4,443	4,517	(30)	—	7,320

Financing Activities
Proceeds from issuance of debt	—	296,046	—	—	—	296,046
Payment of deferred financing costs	—	(6,627)	—	—	—	(6,627)
Repayment of long-term debt	—	(350,250)	—	—	—	(350,250)
Purchase of common stock for treasury	—	—	—	—	—	—
Intercompany activity, net	(19,915)	25,468	(6,473)	(1,007)	1,927	—

Net cash used for financing activities	(19,915)	(35,363)	(6,473)	(1,007)	1,927	(60,831)

Increase (decrease) in cash	6,186	—	—	(270)	—	5,916
Cash – beginning of year	34,458	—	—	723	—	35,181

Cash – end of year	$40,644	$—	$—	$453	$—	$41,097

Condensed Consolidating Statement of Cash Flows
Year Ended, March 31, 2009

(In thousands)	Prestige Brands Holdings, Inc.	Prestige Brands Inc., the issuer	Combined Subsidiary Guarantors	Combined Non-guarantor Subsidiaries	Eliminations	Consolidated
Operating Activities
Net income (loss)	$(186,776)	$(158,350)	$(69,772)	$863	$227,259	$(186,776)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	297	9,509	1,349	64	—	11,219
Gain on sale of discontinued operations	—	—	—	—	—	—
Deferred income taxes	(687)	(17,623)	(1,641)	(4)	—	(19,955)
Amortization of deferred financing costs	—	2,233	—	—	—	2,233
Impairment of goodwill and intangible assets	—	168,246	81,344	—	—	249,590
Stock-based compensation costs	2,439	—	—	—	—	2,439
Loss on extinguishment of debt	—	—	—	—	—	—
Changes in operating assets and liabilities, net of effects of purchases of businesses:
Accounts receivable	(307)	5,855	2,065	580	—	8,193
Inventories	—	1,658	833	228	—	2,719
Prepaid expenses and other current assets	268	237	6	(53)	—	458
Accounts payable	234	203	(2,141)	(561)	—	(2,265)
Accrued liabilities	(12,407)	12,659	(1,296)	(132)	—	(1,176)

Net cash provided by operating activities	(196,939)	24,627	10,747	985	227,259	66,679

Investing Activities
Purchases of equipment	(440)	(41)	—	—	—	(481)
Proceeds from sale of discontinued operations	—	—	—	—	—	—
Purchases of intangible assets	—	—	—	—	—	—
Business acquisition purchase price adjustments	—	(4,191)	—	—	—	(4,191)

Net cash provided by (used for) investing activities	(440)	(4,232)	—	—	—	(4,672)

Financing Activities
Proceeds from issuance of debt	—	—	—	—	—	—
Payment of deferred financing costs	—	—	—	—	—	—
Repayment of long-term debt	—	(32,888)	—	—	—	(32,888)
Purchase of common stock for treasury	(16)	—	—	—	—	(16)
Intercompany activity, net	226,118	12,493	(10,747)	(605)	(227,259)	—

Net cash used for financing activities	226,102	(20,395)	(10,747)	(605)	(227,259)	(32,904)

Increase (decrease) in cash	28,723	—	—	380	—	29,103
Cash - beginning of year	5,735	—	—	343	—	6,078

Cash - end of year	$34,458	$—	$—	$723	$—	$35,181

Condensed Consolidating Statement of Cash Flows
Year Ended, March 31, 2008

(In thousands)	Prestige Brands Holdings, Inc.	Prestige Brands Inc., the issuer	Combined Subsidiary Guarantors	Combined Non-guarantor Subsidiaries	Eliminations	Consolidated
Operating Activities
Net income (loss)	$33,919	$(8,839)	$8,087	$1,206	$(454)	$33,919
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	256	9,337	1,359	62	—	11,014
Gain on sale of discontinued operations	—	—	—	—	—	—
Deferred income taxes	(505)	5,828	4,773	—	—	10,096
Amortization of deferred financing costs	—	3,007	—	—	—	3,007
Impairment of goodwill and intangible assets	—	—	—	—	—	—
Stock-based compensation costs	1,139	—	—	—	—	1,139
Loss on extinguishment of debt	—	—	—	—	—	—
Changes in operating assets and liabilities, net of effects of purchases of businesses:
Accounts receivable	1	(6,808)	(1,696)	(549)	—	(9,052)
Inventories	—	(522)	1,271	(272)	—	477
Prepaid expenses and other current assets	(51)	(494)	139	25	—	(381)
Accounts payable	102	(3,012)	1,231	704	—	(975)
Accrued liabilities	(7,713)	3,119	259	80	—	(4,255)

Net cash provided by operating activities	27,148	1,616	15,423	1,256	(454)	44,989

Investing Activities
Purchases of equipment	(205)	(273)	(10)	—	—	(488)
Proceeds from sale of discontinued operations	—	—	—	—	—	—
Purchases of intangible assets	—	(33)	—	—	—	(33)
Business acquisition purchase price adjustments	—	(16)	—	—	—	(16)

Net cash provided by (used for) investing activities	(205)	(322)	(10)	—	—	(537)

Financing Activities
Proceeds from issuance of debt	—	—	—	—	—	—
Payment of deferred financing costs	—	—	—	—	—	—
Repayment of long-term debt	—	(52,125)	—	—	—	(52,125)
Purchase of common stock for treasury	(7)	—	—	—	—	(7)
Intercompany activity, net	(33,911)	50,831	(15,413)	(1,961)	454	—

Net cash used for financing activities	(33,918)	(1,294)	(15,413)	(1,961)	454	(52,132)

Increase (decrease) in cash	(6,975)	—	—	(705)	—	(7,680)
Cash - beginning of year	12,710	—	—	1,048	—	13,758

Cash - end of year	$5,735	$—	$—	$343	$—	$6,078

SCHEDULE II
VALUATION AND QUALIFYING ACCOUNTS

(In thousands)	Balance at Beginning of Year	Amounts Charged to Expense		Deductions	Other	Balance at End of Year

Year Ended March 31, 2010
Reserves for sales returns and allowance	$2,457	$20,042		$(16,278)	$—	$6,221
Reserves for trade promotions	2,440	20,362		(20,751)	—	2,051
Reserves for consumer coupon redemptions	297	1,281		(1,315)	—	263
Allowance for doubtful accounts	120	200		(47)	—	273
Allowance for inventory obsolescence	1,392	1,743		(1,125)	—	2,010

Year Ended March 31, 2009
Reserves for sales returns and allowance	$2,052	$14,086		$(13,681)	$—	$2,457
Reserves for trade promotions	1,867	18,277		(17,704)	—	2,440
Reserves for consumer coupon redemptions	215	1,480		(1,398)	—	297
Allowance for doubtful accounts	25	130		(35)	—	120
Allowance for inventory obsolescence	1,445	2,215		(2,268)	—	1,392

Year Ended March 31, 2008
Reserves for sales returns and allowance	$1,753	$18,785	(1)	$(18,486)	$—	$2,052
Reserves for trade promotions	2,161	3,074		(3,368)	—	1,867
Reserves for consumer coupon redemptions	401	1,926		(2,112)	—	215
Allowance for doubtful accounts	35	124		(134)	—	25
Allowance for inventory obsolescence	1,854	1,404		(1,813)	—	1,445

(1)
The Company increased its allowance for sales returns by $2.2 million as a result of the voluntary withdrawal from the marketplace of two medicated pediatric cough and cold products marketed under the Little Remedies  brand.  This action was part of an industry-wide voluntary withdrawal of these items pending the final results of an FDA safety and efficacy review.